LAW OFFICES
Silver,  Freedman  &  Taff,  L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

3299 K STREET, N.W., SUITE 100
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502
WWW.SFTLAW.COM

March 2, 2011

Board of Directors
First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, California  91910

Members of the Board:

We have acted as counsel to First PacTrust Bancorp, Inc., a Maryland corporation (the “Corporation”), in connection with the preparation and filing with the Securities and Exchange Commission of the Registration Statement on Form S-8 under the Securities Act of 1933, as amended (the “Registration Statement”), relating to (i) 605,000 shares of the Corporation’s voting common stock, par value $.01 per share (the “Common Stock”), which may be issued upon exercise of stock options granted to certain individuals as an inducement material to their entering into employment with the Corporation (the “Inducement Grant Options”), and (ii) 21,500 shares of Common Stock granted as restricted stock to certain individuals as an inducement material to their entering into employment with the Corporation (the “Inducement Grant Restricted Shares” and together with the Inducement Grant Options, the “Inducement Grants”).

In this connection, we have reviewed originals or copies, certified or otherwise identified to our satisfaction, of the agreements between the Corporation and the recipients of the Inducement Grants (the “Inducement Grant Agreements”), the Corporation’s charter and bylaws, resolutions of the Corporation’s Board of Directors and committees thereof, and such other documents and corporate records as we deem appropriate for the purpose of rendering this opinion.

Based upon the foregoing, it is our opinion that:

1.	The shares of Common Stock being so registered have been duly authorized.

2.
The shares of Common Stock to be offered by the Corporation will be, when and if issued, sold and paid for as contemplated by the Inducement Grant Agreements, legally issued, fully paid and non-assessable shares of Common Stock of the Corporation.

We hereby consent to the inclusion of this opinion as Exhibit 5 to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ SILVER, FREEDMAN & TAFF, L.L.P.
SILVER, FREEDMAN & TAFF, L.L.P.